Registration Statement No.333-237342
Filed Pursuant to Rule 433

August 25, 2020

$FNGS, the MicroSectors™ FANG+™ ETN linked to the @NYSE FANG+ Index, inception-to-date performance graph.

Learn more about the #FANGplus lineup of ETNs here: MicroSectors.com/fang

$FNGS, the MicroSectors™ FANG+™ ETN linked to the @NYSE FANG+ Index, year-to-date performance graph.

Learn more about the #FANGplus lineup of ETNs here: www.MicroSectors.com/fang